UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event Reported): May 21, 2020 (May 20, 2020)
Scholar Rock Holding Corporation
(Exact Name of Registrant as Specified in Charter)
Delaware	001-38501	82-3750435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

620 Memorial Drive, 2nd Floor, Cambridge, MA 02139
(Address of Principal Executive Offices) (Zip Code)

(857) 259-3860
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 20, 2020, the Board of Directors (the “Board”) of Scholar Rock Holding Corporation (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, increased the size of the Board to nine (9) directors and subsequently appointed Tony Kingsley to join the Board, effective immediately filling the vacancy created by the increase in the size of the Board. The Board determined that Mr. Kingsley is independent under the listing standards of NASDAQ and the Company’s corporate governance guidelines. Mr. Kingsley will serve as a Class I director with a term expiring at the annual meeting of stockholders to be held in 2022.
As a non-employee director, Mr. Kingsley will receive cash compensation and an equity award for his Board service in accordance with the Company’s non-employee director compensation policy, as amended from time to time. Mr. Kingsley is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Kingsley and any other persons pursuant to which he was selected as a director. In addition, Mr. Kingsley will enter into an indemnification agreement with the Company consistent with the form of the existing indemnification agreement entered into between the Company and its non-employee directors.
On May 21, 2020, the Company issued a press release announcing the appointment of Mr. Kingsley to the Board. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1 Press Release issued by the Company on May 21, 2020, furnished hereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Scholar Rock Holding Corporation

Date: May 21, 2020	By:	/s/ Junlin Ho
Junlin Ho
SVP, Head of Legal & Corporate Secretary